CERTIFICATE OF AMENDMENT
                                       OF
                         CERTIFICATE OF INCORPORATION


     Opt-Sciences Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the Business Corporation Law of the State of New Jersey, does hereby adopt the following Amendment to its Certificate of Incorporation and hereby certifies as follows:

FIRST:

At a meeting of the Board of Directors of the Corporation called and convened on the 1st day of September, 2004, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation. The resolution of the Board of Directors setting forth the proposed amendment is as follows:


     RESOLVED, that the Board of Directors of Opt-Sciences Corporation (the "Corporation"), to effectuate a reverse stock split, does hereby declare it advisable and in the best interest of the Corporation, and does hereby recommend to the stockholders of the Corporation, that the Certificate of Incorporation of the Corporation as amended and in effect on the date hereof (the "Certificate of Incorporation") be amended by restating Article IV of the Certificate of Incorporation of the Corporation to read as follows:

                              ARTICLE IV
                              ------------
                            Authorized Shares
                            -----------------

     Section 1.     Authorized Shares.     Effective as of the
     date of the filing of this Certificate of Amendment to the Certificate of Incorporation in accordance with the Business Corporation Law of the State of New Jersey (the "Effective Time"), each two thousand (2,000) shares of Common Stock, par value twenty five cents ($.25) per share, of the Corporation issued and outstanding immediately prior to the Effective Time ("Old Common Stock") shall be, without any action of the holder thereof, automatically reclassified as and converted into one (1) share of Common Stock, par value Twenty Five Cents ($0.25) per share ("New Common Stock"), of the Corporation.

     Notwithstanding the immediately preceding paragraph, no fractional share of New Common Stock shall be issued to any holder of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock, and no certificate or scrip representing any such fractional share shall be issued. In lieu of such fraction of a share, and upon the surrender of the certificate representing the Old
     Common Stock as provided below, any holder of Old Common Stock who would otherwise be entitled to receive a fraction of a share of New Common Stock shall be entitled to receive $4.75 per share of Old Common Stock in lieu of any fractional shares of New Common Stock.
     Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. A letter of transmittal will provide the means by which each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. Each stockholder who owns fewer than two thousand (2,000) shares of Old Common Stock of record will not have, immediately following the Effective
     Time, any right with respect to the New Common Stock and will only have the right to receive cash in lieu of the fractional shares to which the stockholder would otherwise be entitled.
     As of the Effective Time, the total number of shares which the Corporation shall have authority to issue is:
     one million (1,000,000) shares of common stock of a par value of twenty five cents ($0.25) per share;

SECOND:

     Thereafter, pursuant to the aforesaid resolution of the Board of Directors of the Corporation, and upon receiving written consent of two thirds of the Corporation's stockholders entitled to vote thereon, the aforesaid amendment was duly approved by the Corporation's stockholders, in accordance with the applicable provisions of the Business Corporation Law of the State of New Jersey.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Anderson L. McCabe, its President, and attested by Arthur J. Kania, its Secretary, this 1st day of September, 2004.


ATTEST:                                    OPT-SCIENCES CORPORATION


----------------------------               ---------------------------
Arthur J. Kania                            Anderson L. McCabe
Secretary                                  President



                             ACKNOWLEDGEMENT
                             ---------------

STATE OF PENNSYLVANIA     :
                         :     ss
COUNTY OF MONTGOMERY


     BE IT REMEMBERED, that on this __th day of ________, A.D., 2004, before me, the subscriber, a Notary Public in the State of Pennsylvania, personally appeared ARTHUR J. KANIA, Secretary of OPT-SCIENCES CORPORATION, the corporation named in and which executed the foregoing certificate, who, being by me duly sworn, according to law, does depose and say and make proof to my satisfaction that he is the Secretary of said corporation; that the seal affixed to said corporation certificate is the corporate seal of said corporation; that Anderson L. McCabe is President of said corporation; that he saw said Anderson L. McCabe as such president sign said certificate and affix said seal thereto and deliver said certificate, and hear him declare that he signed, sealed and delivered said certificate, as the voluntary act and deed of said corporation, by its order and by authority of its Board of Directors and by the vote, either in person or by proxy, duly constituted and thereunto duly authorized, of more than two-thirds in interest of each class of said stockholders having voting powers, for the uses and purposes therein expressed;
 and that said ARTHUR J.KANIA, secretary signed his name thereto as subscribing witness.

     Subscribed and sworn to before me the day and year aforesaid.

______________________ /s/                    __________________________
    Notary Public                         Arthur J. Kania


My commission expires
    __/__/__